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                                                                     Exhibit 4.8
                              FIRST AMENDMENT OF
                             THE RIGHTS AGREEMENT


          This FIRST AMENDMENT OF THE RIGHTS AGREEMENT (the "Agreement") is entered into as of April 7, 1999, by and between Samsonite Corporation, a Delaware corporation (the "Company") and BankBoston, N.A., a national banking association (the "Rights Agent").

                                  BACKGROUND

     WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement, dated as of May 12, 1998 (the "Original Agreement");

     WHEREAS, pursuant to Section 26 of the Original Agreement, the parties hereto have agreed to amend certain provisions of the Original Agreement as set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intending to be legally bound, the parties hereto agree that the Original Agreement is hereby amended as follows:

     SECTION 1.  Defined Terms.  Capitalized terms used and not defined herein
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shall have the meanings assigned to such terms in the Original Agreement.

     SECTION 2.  Amendments.  The parties hereto hereby consent and agree to
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amend the Original Agreement as follows:

     (a) Section 1 of the Original Agreement is hereby amended by deleting paragraph (a) in its entirety and inserting in lieu thereof the following:

     "(a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person shall be the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company,
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(iv) any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, (v) any Exempted Person or (vi) any Person, together with such Person's Affiliates and Associates, whose percentage beneficial ownership of the outstanding shares of Common Stock of the Company is increased by reason of any repurchase of Common Stock by the Company; provided that, in the case of clause (vi), such Person, together with such
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Person's Affiliates and Associates, does not, following the public announcement of any such repurchase, acquire in excess of one percent (1%) of the then outstanding shares of Common Stock."

     (b) Section 1 of the Original Agreement is hereby amended by deleting paragraph (g) in its entirety and inserting in lieu thereof the following:

     "(g) "Exempted Person" shall mean any of the following Persons, so long as such Person, together with all Affiliates and Associates of such Person, shall not become the Beneficial Owner of shares of Common Stock then outstanding in excess of such Person's Applicable Percentage; provided, however, that from
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and after such time as any such Person, who or which, together with all
Affiliates and Associates of such Person, shall be the Beneficial Owner of shares of Common Stock then outstanding in excess of such Person's Applicable Percentage, such person shall be deemed an "Acquiring Person". For purposes of the foregoing, with respect to Apollo Advisors, L.P., and its Affiliates and Associates, including Lion Advisors, L.P. (collectively, "Apollo"), (i) from and after the execution of the Investment Agreement, dated as of April 7, 1999, between the Company and Apollo Investment Fund, L.P. (the "Investment Agreement"), and prior to the Back-stop Closing (as such term is defined in the Investment Agreement), the term "Applicable Percentage" shall mean two percent (2%) plus the percentage of the outstanding shares of Common Stock beneficially owned by Apollo at the time of any calculation to determine whether Apollo is an Acquiring Person (treating for this purpose the shares to be purchased at the Back-stop Closing as not beneficially owned by Apollo) and (ii) after the Back-stop Closing, the term "Applicable Percentage" shall mean two percent (2%) plus the percentage of the outstanding shares of Common Stock beneficially owned by Apollo immediately after such closing; provided that, in
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the case of clauses (i) and (ii) above, Apollo's Applicable Percentage shall include those shares of Common Stock beneficially owned by Apollo as of the date hereof, whether or not such shares are subsequently distributed to any of the partners of any Affiliates or Associates of Apollo or to Artemis America Partnership or any of its Affiliates or Associates. For purposes of the foregoing, with respect to Artemis America Partnership ("Artemis"), the term "Applicable Percentage" shall mean two percent (2%) plus the quotient obtained by dividing (A) the number of shares of Common Stock which Artemis or any of its Affiliates or Associates has the right to acquire, or acquires, at any time or which otherwise may be distributed to Artemis or to any of its Affiliates or Associates, in either case by reason of or pursuant to (x) the termination of the managed account between Artemis and Lion Advisors, L.P. or (y) the terms of any partnership agreement or other agreement between Artemis or any of its Affiliates and Associates and Apollo or any of its Affiliates or Associates, including the agreement, dated as of April 5, 1999, between Artemis America Partnership and Apollo Investment Fund, L.P., by (B) the number of shares of Common Stock outstanding at the time of any calculation to determine whether Artemis is an Acquiring Person.

     (c) Section 7(a) of the Original Agreement is hereby amended by deleting the phrase "May 31, 2000" appearing in the seventh line from the end thereof and inserting in lieu thereof the phrase "May 31, 2002".

     (d) Exhibits B and C of the Original Agreement are hereby amended by deleting all references to the phrase "May 31, 2000" appearing therein and inserting in lieu thereof the phrase "May 31, 2002".

     Except as otherwise specified above, there is no amendment of any other term, condition or provision of the Original Agreement all of which are hereby ratified and confirmed by the Company.

     SECTION 3.  Counterparts.  This Agreement (a) may be executed in two or
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more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument, (b) shall be effective only in this specific instance

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for the specific purpose set forth herein, and (c) does not allow any other or further departure from the terms of the Original Agreement, which terms shall continue in full force and effect. All of such counterparts shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.

     SECTION 4.  Applicable Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND
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CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING
EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF.
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          IN WITNESS WHEREOF, this Agreement has been duly executed by each of the parties hereto as of the date first written above.


                         SAMSONITE CORPORATION

                           By:    /s/ Steve Armstrong
                           Name:      Steve Armstong
                           Title:     General Counsel


                         BANKBOSTON, N.A.

                         By:      /s/ Carol Mulvey-Eori
                         Name:        Carol Mulvey-Eori
                         Title:       Administration Manager